Filed Pursuant to Rule 433
Registration No. 333-196387
January 25, 2017

BMO.com BMOCM.com BMO Bank of Montreal - We're here to help.™ Home Products Contact Us Welcome to BMO ETNs Helping you invest simply in a world that isn't. Welcome to BMO Exchange Traded Notes Bank of Montreal’s Exchange Traded Notes (ETNs) are investment products designed to provide an investor with access to the returns of an index or strategy, less any investor fees and expenses. An investment in the ETNs involves significant risks, including possible loss of principal, and may not be suitable for all investors. For additional information regarding selected risks associated with the ETNs, please see "Selected Risk Considerations" below. BMO ETNs ETN Ticker CUSIP Name of Issue BMLP 063679104 BMO Elkhorn DWA MLP Select™ Index Exchange Traded Notes Closing Indicative Value Issue Date Maturity Date $53.9176 as of Jan 17, 2017 Dec 22, 2016 Dec 10, 2036 Selected Risk Considerations An investment in the ETNs involves risks, including possible loss of principal, and may not be suitable for all investors. Selected risks are summarized here and selected product specific risk factors are summarized under "Key Risks" on the relevant product pages. These are summaries only and we urge you to read the more detailed explanation of risks described under "Risk Factors" in the Bank of Montreal prospectus dated June 27, 2014, prospectus supplement dated June 27, 2014 and the applicable pricing supplement. Uncertain Principal Repayment—You may receive less than the principal amount of your ETNs at maturity, call or upon redemption. If the level of the underlying index decreases, or is insufficient to offset the negative effect of the applicable fees, including any redemption fee, you will receive less, and possibly significantly less, than your original investment in the ETNs. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit Risk of Bank of Montreal—The ETNs are unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payments you are entitled to receive on your ETNs, including any payment at maturity, call or redemption, are subject to our ability to pay our obligations as they come due. As a result, the actual and perceived creditworthiness of Bank of Montreal will affect the market value, if any, of the ETNs prior to maturity, call or redemption. In addition, in the event that Bank of Montreal was to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. No Fixed Interest Payments—You will not receive any fixed periodic interest payments on the ETNs. A Trading Market for the ETNs May Not Continue Over the Term of the ETNs—Although the ETNs are listed on a national securities exchange, a trading market for your ETNs may not continue for the term of the ETNs. We are not required to maintain any listing of the ETNs on any exchange or quotation system. If the ETNs are delisted, the trading market for the ETNs may become illiquid and have a negative effect on their trading price. Call Feature—Your ETNs may be repurchased by us on or after a date specified in the applicable pricing supplement at our option and without your consent. In the event that we call any ETNs, the call settlement amount may be significantly less than the stated principal amount of the ETNs or the price at which you purchased your ETNs. Restrictions on Repurchases by Us— You must offer the applicable minimum redemption amount of ETNs to us for your offer for redemption to be considered. You must also follow the redemption procedures in the applicable pricing supplement for us to accept your redemption request. Tax Treatment—Significant aspects of the tax treatment of the ETNs are uncertain. You should consult with your own tax advisor about your own tax situation. Bank of Montreal and its affiliates do not provide tax advice, and nothing contained herein should be construed as tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from your independent tax advisor. READ less We can help you find the information you are looking for Contact Us Bank of Montreal has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC about the offering to which this free writing prospectus relates. Before you invest, you should read those documents and the other documents relating to this offering that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-369-5412. Privacy Legal Security Careers Accessibility Support

BMO.com BMOCM.com BMO Bank of Montreal - We're here to help.™ Home Products Contact Us BMO Elkhorn DWA MLP Select™ Index Exchange Traded Notes Closing Indicative Value Chart Base Data Daily Market Data Description Key Risks Documents Closing Indicative Value Chart 12-19-201612-25-201601-01-201701-08-201701-15-2017$ 48$ 50$ 52$ 54$ 56 Base Data Primary Exchange Nasdaq Global Market ETN Ticker BMLP ETN Intraday Indicative Value Ticker BMLP.IV Bloomberg ETN Intraday Indicative Value Ticker BMLPIV <Index> Index Ticker DWAMLP CUSIP 063679104 Issue Date Dec 22, 2016 Maturity Date Dec 10, 2036 Daily Market Data (as of Jan 17, 2017) Closing Indicative Value $53.9176 Market Capitalization $53,917,561 ETNs Outstanding 1,000,000 Source Solactive Description The return on the BMO Elkhorn DWA MLP Select™ Index Exchange Traded Notes (ETNs) is linked to the performance of the DWA MLP Select™ Index (Index). The Index is composed of publicly traded master limited partnerships (MLPs) that are selected based on the Dorsey Wright Relative Strength Ranking Methodology. Relative strength measures how one security is performing in relation to another in an effort to identify which security is outperforming the other. On a monthly basis, the Index rebalances the equally-weighted basket by selecting the top 15 MLPs exhibiting the largest positive relative strength characteristics. Key Risks An investment in the BMO Elkhorn DWA MLP Select™ Index Exchange Traded Notes (ETNs) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the Bank of Montreal prospectus dated June 27, 2014, prospectus supplement dated June 27, 2014 and pricing supplement dated December 19, 2016. Uncertain Principal Repayment—You may receive less than the principal amount of your ETNs at maturity, call or upon redemption. If the level of the Index decreases, or does not increase, by an amount equal to the percentage of the principal amount represented by the Accrued Tracking Fee and the Redemption Fee, if applicable, you will receive less, and possibly significantly less, than your original investment in the ETNs. Credit Risk of Bank of Montreal—The ETNs are unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payments you are entitled to receive on your ETNs, including any payment at maturity, call or redemption, are subject to our ability to pay our obligations as they come due. As a result, the actual and perceived creditworthiness of Bank of Montreal will affect the market value, if any, of the ETNs prior to maturity, call or redemption. In addition, in the event that Bank of Montreal were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. No Fixed Interest Payments—You will not receive any fixed periodic interest payments on the ETNs, and your quarterly Coupon Payments are uncertain and could be zero. A Trading Market for the ETNs May Not Continue Over the Term of the ETNs—The ETNs are listed on Nasdaq under the symbol “BMLP”. However, a trading market for your ETNs may not continue for the term of the ETNs. We are not required to maintain any listing of the ETNs on Nasdaq or any other exchange or quotation system. The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of the ETNs in the secondary market—The closing indicative value will be published on each Index Business Day under the Bloomberg ticker symbol “BMLPIV <Index>”. The intraday indicative value of the ETNs is based on the most recent intraday level of the Index and will be calculated and published every 15 seconds on each Index Business Day during normal trading hours. The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. The trading price of the ETNs at any time may vary significantly from their intraday indicative value at such time. Paying a premium purchase price over the intraday indicative value of the ETNs could lead to significant losses in the event you sell the ETNs at a time when that premium is no longer present in the market place or the ETNs are called—Paying a premium purchase price over the intraday indicative value of the ETNs could lead to significant losses in the event you sell the ETNs at a time when such premium is no longer present in the market place or the notes are called, in which case you will receive a cash payment in an amount based on the index closing levels of the notes during the call measurement period. Call Feature—Your ETNs may be repurchased on or after June 22, 2017 at the issuer’s option and without your consent. In the event that the ETNs are called, the call settlement amount may be significantly less than the stated principal amount of the ETNs or the price at which you purchased your ETNs. The Index has a limited performance history—The DWA MLP Select™ Index was launched on May 1, 2015, and therefore has no performance history prior to that date. Consequently, little or no historical information will be available for you to consider in making an independent investigation of the Index’s performance, which may make it difficult for you to make an informed decision with respect to an investment in the ETNs. Restrictions on Repurchases by the Issuer—You must offer the applicable minimum redemption amount of $2,500,000 (50,000 ETNs) to the issuer for your offer for redemption to be considered. Tax Treatment—Significant aspects of the tax treatment of the ETNs are uncertain and may be less favorable than a direct investment in MLPs. You should consult with your own tax advisor about your own tax situation. Bank of Montreal, and its affiliates, and Elkhorn Investments do not provide tax advice, and nothing contained herein should be construed as tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from your independent tax advisor. READ less Documents BMLP Prospectus Fact Sheet Investor Guide Bank of Montreal has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC about the offering to which this free writing prospectus relates. Before you invest, you should read those documents and the other documents relating to this offering that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-369-5412. Privacy Legal Security Careers Accessibility Support

BMO.com BMOCM.com BMO Bank of Montreal - We're here to help.™ Home Products Contact Us We can help you find the information you’re looking for. Contact Us If you have any questions about our BMO Exchange Traded Notes, please instruct your broker/advisor/custodian to email us at us.etn@bmo.com or alternatively, your broker/advisor/custodian can call us at: 1-877-369-5412 Please do not email personal or confidential information. Bank of Montreal has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC about the offering to which this free writing prospectus relates. Before you invest, you should read those documents and the other documents relating to this offering that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-369-5412. Privacy Legal Security Careers Accessibility Support